Exhibit 10.8

October 7, 2001

Mr. Lorenzo Martinelli

[Address]

Dear Lorenzo:

I am excited about the prospect of you joining E2open LLC (the “Company”) and I am pleased to offer you a position as Vice President, Marketing and Strategy for the Company. This is a salaried full-time position. If you decide to join us, you will receive a bi¬weekly salary of $9,615, which will be paid in consecutive two week cycles in accordance with the Company’s normal payroll procedures. You may be entitled to a bonus to be determined at my discretion. As a Company employee, you are also eligible to receive employee benefits available to employees at your position under the Company’s benefit programs. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, (i) the Company will pay up to $15,000 of moving expenses and (ii) it will be recommended at the first meeting of the Board of Directors of the Company following your start date that the Company grant you an option to purchase eight hundred and fifty thousand (850,000) shares at a price equal to the fair market value per share on the date of grant, as determined by the Company’s Board of Directors. Your option shall vest over four years as follows: 25% of the shares shall vest at the end of your first full year of employment and 1/48th of the shares shall vest at the end of each calendar month thereafter. If (i) the Company experiences a change in control (an acquisition, merger or asset purchase of the Company where the shareholders of the Company own less than 50% of the combined entity following the transaction) and (ii) your employment with the Company is terminated without cause within 12 months from the date of such change in control, then all of the options granted to you as described in this letter shall vest and become immediately exercisable.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period, also known as “at-will” employment. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. We request that, in the event of resignation, you give the Company at least two weeks notice. The Company will have a similar right and may terminate its employment relationship with you at any time, with or without cause or advance notice.

If you are terminated without cause within the first 12 months of your vesting start date, then 25% of the options granted you will vest and became immediately exercisable. If you’re are terminated without cause after 12 months of your vesting start date, then the option shall vest as to the lesser of: 50% of the remaining unvested portion of the option, or 75% of the total number of shares originally subject to the option. If you are terminated other than for cause, you will receive 6 months base salary as severance.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me at the address above. A duplicate original is enclosed for your records. You will be required to sign the Company’s current form of Proprietary Information Agreement as a condition of your employment.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. This offer of employment will terminate if not accepted, signed and returned by October 10, 2001. If you accept this offer, your first day of employment will be October 22, 2001.

Again, I am excited about working together and making the Company a major success for all employees and shareholders.

Very truly yours,

/s/ Mark Holman

Mark Holman

President and CEO

E2open LLC

Agreed to and accepted:

/s/ Lorenzo Martinelli
Lorenzo Martinelli

Date: 10/8/2001

December 22, 2008

Lorenzo Martinelli

[Address]

Re:	Amendment No. 1 to Offer Letter dated October 7, 2001

Dear Lorenzo:

This first amendment (“Amendment No. 1”), effective October 16, 2008, sets forth the understanding between you and E2open, Inc. (“E2open”) and amends the Offer Letter between the parties dated October 7, 2001 (the “Offer Letter”). All capitalized or defined terms not otherwise defined in this Amendment No. 1 shall have the same meanings as set forth in the Offer Letter. In the event of any conflict between the provisions of the Offer Letter and the provisions of this Amendment No. 1, the provisions of this Amendment No. 1 shall govern.

The last sentence of the fourth paragraph shall be amended and restated as follows:

“If you are terminated for any reason other than for Cause, the Company shall pay six months base salary as severance subject to your signing the Company’s standard form of settlement and release agreement. Your base salary shall be the rate in effect at the time of the termination and paid to you in accordance with the Company’s standard payroll procedures. “Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee, (ii) your being convicted of or accepting a plea of “guilty” or “no contest” to, a felony under the laws of the U.S. or any state thereof; (iii) a willful act by you which constitutes gross misconduct and which is materially injurious to the Company, or (iv) a willful act by you that constitutes (A) a material breach of a material provision of any agreement between you and the Company or (B) a material failure to comply with the Company’s written policies or rules, in each case under this clause (iv) if such breach or failure has not been cured by you within 30 days after written notification by the Company to you of such breach or failure.

Notwithstanding any other provision of this letter, if you are a “specified employee” under Code Section 409A and a delay in making any payment or providing any benefit under this letter is required by Code Section 409A, any Treasury Regulations, or IRS guidance thereunder, or necessary in the good faith judgment of the Company, to avoid you incurring additional tax under Code Section 409A, such payments will not be made until the date that is six (6) months and one (1) day following the date of your separation from service in accordance with Code Section 409A.”

The Offer Letter as hereby amended shall remain in full force and effect in accordance with its terms. This Amendment No. 1 constitutes the complete agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written and oral, regarding such subject matter. This Amendment No. 1 may be changed only by a written document signed by yourself and an authorized representative of E2open.

Sincerely,

/s/ Amy Reichanadter

Amy Reichanadter

Vice President, Human Resources

E2open, Inc.

Agreed to and accepted:

Lorenzo Martinelli
Lorenzo Martinelli

Date: 12/29/08